Exhibit 10.18.1
RETAILMENOT, INC.
2013 EQUITY INCENTIVE PLAN
GLOBAL PERFORMANCE-BASED STOCK OPTION AWARD AGREEMENT
Pursuant to the Grant Notice and this Award Agreement, the Company has granted you a Performance Option to purchase up to the number of shares of Stock indicated in the Grant Notice at the exercise price indicated in the Grant Notice. Capitalized terms not defined in this Award Agreement but defined in the RetailMeNot, Inc. 2013 Equity Incentive Plan (as may be amended or restated from time to time, collectively, the “Plan”) shall have the same definitions as in the Plan.
1.VESTING. Except as otherwise provided in the Plan or this Award Agreement, this Performance Option will vest and become exercisable as set forth in the Vesting Schedule in the Grant Notice and in accordance with the terms of Exhibit A.
With respect to the performance-based vesting conditions set forth in the Grant Notice, as soon as reasonably practicable after the completion of the Performance Period, the Committee shall determine the attainment level of the Performance Goal (each as set forth in Exhibit A). On the basis of the determination regarding the level of attainment of the Performance Goal, the number of Performance Options that are eligible to vest shall be calculated. The Target Award and Maximum Award set forth in the Grant Notice represent, respectively, the target and maximum number of Performance Options in which you may vest based on achievement of the Performance Goal at a level corresponding to a Performance Goal Attainment Factor (as defined in Exhibit A) of 100% and 200%, respectively. To the extent that the Performance Goal is not satisfied at the Target Award level (as set forth in Exhibit A), the Performance Option will not be eligible to vest. To the extent that the Performance Goal is satisfied at a level exceeding the Target Award level, up to the Maximum Award may be eligible to vest, depending on the Performance Goal Attainment Level (as set forth in Exhibit A).
2.EXERCISE OF THIS PERFORMANCE OPTION.
2.1    METHOD OF EXERCISE. You may exercise the vested portion of this Performance Option at any time prior to the expiration of this Performance Option by delivering a notice of exercise in such form as may be designated by the Company from time to time, or making the required electronic election with the Company’s designated broker, and paying the exercise price and any Tax-Related Items (as defined in Section 7 below) to the Company’s stock plan administrator or such other person as the Company may designate, together with such additional documents as the Company may then require pursuant to the terms of the Plan.
2.2    METHOD OF PAYMENT. Payment of the exercise price may be by cash (or check), or pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which, prior to the issuance of Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to the Company’s designated broker which provides for the payment of the aggregate exercise price together with any Tax-Related Items to the Company, or a combination of the above methods, as the Company may designate from time to time. The cash method of payment may not be available in every country. The Company may suspend, or eliminate, various forms of permissible payment from time to time in its sole discretion.
3.RESPONSIBILITY FOR EXERCISE. You are responsible for taking any and all actions as may be required to exercise this Performance Option in a timely manner and for properly executing any such documents as may be required for exercise in accordance with such rules and procedures as may be established from time to time. By accepting this Performance Option you acknowledge that information regarding the procedures and requirements for the exercise of this Performance Option is available to you on request. The Company and/or any Participating Company shall have no duty or obligation to notify you of the expiration date of this Performance Option.
4.EFFECT OF TERMINATION OF SERVICE.
4.1    PERFORMANCE OPTION EXERCISABILITY. Subject to earlier termination of this Performance Option as otherwise provided herein and unless otherwise provided in the Grant Notice, this Performance Option shall be exercisable after your termination of Service with the Company or any Participating Company only during the applicable time period determined in accordance with this Section and thereafter shall terminate. Further, for purposes of the Performance Option, your Service will be considered terminated as of the date you cease active Service with the Company or any Participating Company (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your Award Agreement, if any), and unless otherwise expressly provided in this Award Agreement or determined by the Company in its sole discretion, (a) your right to vest in the Performance Option under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); and (b) the period (if any) during which you may exercise the Performance Option after such termination of your Service will commence on the date you cease active Service and will not be extended by any notice period mandated under employment laws in the jurisdiction where you are employed or terms of your employment agreement, if any; the Company shall have the exclusive discretion to determine when you have ceased active Service for purposes of your Performance Option grant (including whether you may still be considered to be providing services while on a leave of absence).
(i)    Disability. If your Service with the Company or any Participating Company terminates because of your Disability, this Performance Option, to the extent unexercised and vested on the date on which your Service terminates, may be exercised by you at any time prior to the expiration of twelve (12) months after the date on which your Service terminates, but in any event no later than the Option Expiration Date (as defined in Section 6 below). Performance Options that have not vested as of the date your Service terminates will be forfeited as of your termination date.
(ii)    Death. If your Service with the Company or any Participating Company terminates because of your death, and your death occurs on or after the first anniversary of the earlier of (i) the Date of Grant and (ii) your hire date with the Company or any Participating Company, the vesting of this Performance Option at the Target Award level shall be accelerated effective upon your death. In either case, this Performance Option may be exercised by your legal representative or other person who acquired the right to exercise this Performance Option by reason of your death at any time prior to the expiration of twelve (12) months after the date of your death, but in any event no later than the Option Expiration Date.
(iii)    Involuntary Termination for Cause. If your Service with the Company or any Participating Company terminates due to an involuntary termination for Cause (as defined in the Plan), the Performance Option, whether vested or unvested, will immediately terminate upon such termination.
(iv)    Other Termination of Service. Except as otherwise provided in Section 4.1(i) through (iii), if your Service with the Company or any Participating Company terminates for any reason then, to the extent unexercised and vested on the date on which your Service terminates, this Performance Option may be exercised by you at any time prior to the expiration of three (3) months after the date on which your Service terminates, but in any event no later than the Performance Option Expiration Date. Performance Options that have not vested as of the date your Service terminates will be forfeited as of your termination date.
5.    CHANGE IN CONTROL.
(a)In the event of a Change in Control after the end of the Performance Period but prior to the Vesting Date set forth in Section 2 of Exhibit A, the level of attainment of the Performance Goal will be determined by the Committee in the manner set forth in Exhibit A. If such Change in Control occurs prior to the end of the Performance Period, the Performance Period will end on a date prior to the Change in Control selected by the Committee and the “Ending Price” for purposes of calculating the Company’s TSR shall be equal to the Fair Market Value of a share of Stock on the last day of the truncated Performance Period.

(b)The number of Performance Options that are determined eligible to vest in accordance with Section 5(a) above will convert to a time-based Option and (i) will vest and be exercisable in the manner determined under the terms of the Change in Control, subject to your remaining employed through the Vesting Date and (ii) should your employment agreement provide for acceleration of the vesting of your equity grants upon the occurrence of a Change in Control, the aforementioned time-based Option will accelerate and vest on the date of the Change in Control as set forth in your employment agreement.

(c)Notwithstanding Section 5(b) above, should your employment agreement provide for acceleration of the vesting of your equity grants in the event that your employment is terminated within 60 (sixty) days prior to or 12 (twelve) months after the effective date of a Change in Control (as defined in the Plan if not defined in your employment agreement) and such termination is (i) by the Company, a Participating Company or an Acquiror other than for Cause or (ii) due to your resignation for Good Reason (as defined in your employment agreement), the aforementioned time-based Performance Options will accelerate and fully vest on the later of the date of your termination date or the Change in Control.

6.    TERM OF THIS PERFORMANCE OPTION. The term of this Performance Option commences on the Date of Grant (as specified in the Grant Notice) and expires and shall no longer be exercisable upon the earliest of:
(a)    the Expiration Date indicated in the Grant Notice;
(b)    the tenth (10th) anniversary of the Date of Grant; or
(c)    the last day for exercising this Performance Option following termination of your Service as described in Section 4.1 (the “Option Expiration Date”).
As an administrative matter, the vested portion of this Performance Option may be exercised only until the close of the Nasdaq Global Select Market on the applicable date indicated in this Section 6 or, if such date is not a trading day on the Nasdaq Global Select Market, the last trading day before such date. Any later attempt to exercise this Performance Option will not be honored.
7.    TAX WITHHOLDING. You acknowledge that, regardless of any action taken by the Company or, if different, the Participating Company that employs you (the “Employer”) the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you or deemed by the Company or the Employer in their discretion to be an appropriate charge to you even if legally applicable to the Company or the Employer (“Tax-Related Items”), is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Option, including, but not limited to, the grant, vesting or exercise of the Performance Option, the subsequent sale of shares of Stock acquired pursuant to such exercise and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Performance Option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.
In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by withholding from proceeds of the sale of shares of Stock acquired at exercise of the Performance Option either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization) without further consent.
The Company may withhold or account for Tax-Related Items by considering the maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the Stock equivalent.

Finally, you agree to pay to the Company or the Employer, including through withholding from your wages or other cash compensation paid to you by the Company and/or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of Stock, if you fail to comply with your obligations in connection with the Tax-Related Items.
8.    SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, no shares of Stock will be issued to you upon exercise of this Performance Option unless the Stock is then registered under the Securities Act or, if such Stock is not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. Further, Performance Options may not be exercised and shares of Stock may not be issued if such acts would constitute a violation of any applicable foreign securities laws or other applicable regulations. By accepting this Performance Option, you agree not to sell any of the shares of Stock received upon exercise of this Performance Option at a time when applicable laws or Company policies including, without limitation, the Insider Trading Policy (which is referred to as the Trading Compliance Policy in the Plan), prohibit a sale.
9.    TRANSFERABILITY. The Performance Option shall not be transferable in any manner (including without limitation, sale, alienation, anticipation, pledge, encumbrance, or assignment) other than, (a) transfer by will or by the laws of descent and distribution or (b) transfer by written designation of a beneficiary, in a form acceptable to the Company, with such designation taking effect upon your death; provided however, that, if you are employed outside the United States, you are not permitted to designate a beneficiary under this Award Agreement. All rights with respect to your Performance Option shall be exercisable during your lifetime only by you or your guardian or legal representative.
10.    PERFORMANCE OPTION NOT A SERVICE CONTRACT.
10.1    This Performance Option is not an employment or service contract and nothing in this Award Agreement, the Grant Notice or the Plan shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or (if different) the Employer, or of the Company or the Employer to continue your service with the Company or the Employer, as applicable. In addition, nothing in this Performance Option shall obligate the Company or any Participating Company, the Company’s stockholders, Board, Officers or Employees to continue any relationship which you might have as a Director or Consultant for the Company or any Participating Company, as applicable, nor interfere with the ability of a Participating Company to terminate your employment or service relationship (if any).
10.2    The Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its business units, Subsidiary Corporations, or Affiliates at any time or from time to time, as it deems appropriate (a “Reorganization”). Such a Reorganization could result in the termination of your Service, or the termination of Subsidiary Corporation or Affiliate status of the Employer, and the loss of benefits available to you under this Award Agreement, including but not limited to, the termination of the right to continue vesting in this Performance Option. This Award Agreement, the Plan, the transactions contemplated hereunder and the vesting schedule set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an Employee for the term of this Award Agreement, for any period, or at all, and shall not interfere in any way with the Company’s right to conduct a Reorganization.
11.    Restriction on Exercise for Non-Exempt Employees. If you are an Employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (that is, a “Non-Exempt Employee”), and except as otherwise provided in the Plan, you may not exercise your Performance Option until you have completed at least six (6) months of Service measured from the Date of Grant, even if you have already been an Employee for more than six (6) months. Consistent with the provisions of the Worker Economic Opportunity Act, you may exercise your Performance Option as to any vested portion prior to such six (6) month anniversary in the case of (i) your death or disability, (ii) a Change in Control or (iii) your termination of Service on your “retirement” (as defined in the Company’s 401(k) Plan).
12.    RESTRICTIVE LEGEND. Stock issued pursuant to the exercise and/or settlement of your Performance Option may be subject to such restrictions upon the sale, pledge or other transfer of the Stock as the Company and the Company’s counsel deem necessary under applicable law or pursuant to this Award Agreement.
13.    REPRESENTATIONS, WARRANTIES, COVENANTS, AND ACKNOWLEDGMENTS. You hereby agree that in the event the Company and the Company’s counsel deem it necessary or advisable in the exercise of their discretion, the issuance of the shares of Stock upon exercise of this Performance Option may be conditioned upon you making certain representations, warranties, and acknowledgments relating to compliance with applicable securities laws.
14.    CODE SECTION 409A. For U.S. taxpayers, it is the intent that this Performance Option as set forth in this Award Agreement shall qualify for exemption from or comply with the requirements of Section 409A of the Code, and any ambiguities herein will be interpreted to so qualify or comply. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Award Agreement as may be necessary to ensure that all payments provided for under this Award Agreement are made in a manner that qualifies for exemption from or complies with Section 409A of the Code; provided, however, that the Company makes no representation that the issuance of shares of Stock upon exercise of this Performance Option provided for under this Award Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A from applying to the issuance of shares of Stock upon exercise of this Performance Option provided for under this Award Agreement. The Company will have no liability to you or any other party if this Performance Option, the delivery of shares of Stock upon exercise of this Performance Option or other payment hereunder that is intended to be exempt from, or compliant with, Section 409A of the Code , is not so exempt or compliant or for any action taken by the Company with respect thereto.
15.    NOTICES. Any notices provided for in this Award Agreement, the Grant Notice or the Plan shall be given in writing (including electronically) and shall be deemed effectively given upon receipt or, in the case of notices delivered via post by the Company to you, five (5) days after deposit in the mail, postage prepaid, addressed to you at the last address you provided to the Company.

16.    DATA PRIVACY. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Agreement, the Grant Notice and any other Performance Option grant materials by and among, as necessary and applicable, the Participating Companies, for the exclusive purpose of implementing, administering and managing your participation in the Plan. If there is a conflict between this Section 16 and the Company’s existing policies and/or data protection charters, the terms of this Section 16 will prevail with respect to issues related to this Performance Option and the Plan.
You understand that the Company and/or the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, and any shares of stock or directorships held in the Company, and details of this Performance Option or any other entitlement to shares of Stock, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (collectively, “Data”).
You understand that Data will be transferred to Fidelity Stock Plan Services or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. If you are employed outside the United States, you understand that you may request a list with the names and addresses of any potential recipients of Data by contacting the Company’s Stock Administration department. You authorize the Company, Fidelity Stock Plan Services and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. If you are employed outside the United States, you understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your Service status and career will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant Performance Options or other equity awards to you or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan.
For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

17.    NATURE OF GRANT. In accepting this Performance Option, you acknowledge and agree that:
17.1    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, (subject to any limitations set forth in the Plan);
17.2    the award of this Performance Option is voluntary and occasional and does not create any contractual or other right to receive future awards of Performance Options, or benefits in lieu of Performance Options, even if Performance Options or other Awards have been awarded in the past;
17.3    all decisions with respect to future Awards, if any, will be at the sole discretion of the Company;
17.4    your participation in the Plan is voluntary;
17.5    this Performance Option and the shares of Stock subject to this Performance Option are not intended to replace any pension rights or compensation;
17.6    this Performance Option and any shares of Stock acquired under the Plan and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
17.7    the future value of the underlying shares of Stock is unknown, indeterminable and cannot be predicted with certainty;
17.8    if the underlying shares of Stock do not increase in value, this Performance Option will have no value;
17.9    if you exercise this Performance Option and acquire shares of Stock, the value of such shares of Stock may increase or decrease in value, even below the exercise price;
17.10    no claim or entitlement to compensation or damages shall arise from forfeiture of this Performance Option resulting from termination of your Service (for any reason whatsoever and whether or not in breach of local labor laws or later found invalid), and in consideration of the grant of this Performance Option to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, any Participating Company or the Employer, waive your ability, if any, to bring any such claim, and release the Company, any Participating Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;
17.11    this Performance Option and the benefits evidenced by this Award Agreement do not create any entitlement, not otherwise specifically provided for in the Plan or provided by the Company in its discretion, to have this Performance Option or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Company’s Stock; and
17.12    if you are employed or providing services outside the United States, (i) notwithstanding subsection 17.6 hereof, the Performance Option and the shares of Stock subject to the Performance Option are not part of normal or expected compensation or salary for any purpose; and (ii) neither the Company, the Employer nor any Participating Company is liable for any foreign exchange fluctuation between your local currency and the United States Dollar that may affect the value of this Performance Option or of any amounts due to you pursuant to the exercise of this Performance Option or the subsequent sale of any shares of Stock acquired upon exercise.
18.    NO ADVICE REGARDING GRANT. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Stock. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
19.    IMPOSITION OF OTHER REQUIREMENTS. The Company reserves the right to impose other requirements on your participation in the Plan, on this Performance Option, and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional Award Agreements or undertakings that may be necessary to accomplish the foregoing.
20.    GOVERNING PLAN DOCUMENT. This Performance Option is subject to this Award Agreement, the Grant Notice and all the provisions of the Plan, the provisions of which are hereby made a part of this Award Agreement, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Award Agreement, the Grant Notice and those of the Plan, the provisions of the Plan shall control.
21.    GOVERNING LAW AND VENUE. This Performance Option and the provisions of this Award Agreement are governed by, and subject to, the laws of the State of Texas, without regard to the conflict of law provisions. For purposes of any action, lawsuit or other proceedings brought to enforce this Award Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of Travis County, Texas, or the federal courts for the United States for the Western District of Texas, and no other courts, where this grant is made and/or to be performed.
22.    LANGUAGE. If you have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
23.    SEVERABILITY. If any provision of this Award Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Award Agreement shall be deemed valid and enforceable to the full extent possible.

24.    ELECTRONIC DELIVERY AND ACCEPTANCE. Notwithstanding Section 15, the Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
25.    ADDENDUM. Notwithstanding any provisions in this Award Agreement, this Performance Option shall be subject to any special terms and conditions set forth in any Addendum to this Award Agreement for your country. Moreover, if you relocate to one of the countries included in the Addendum, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Addendum constitutes part of this Award Agreement.
26.    RECOUPMENT. The Performance Option (and any compensation paid or Stock issued upon exercise of the Performance Option) is subject to recoupment in accordance with the Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.
27.    WAIVER. The waiver by the Company with respect to your (or any other Participant’s) compliance of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by such party of a provision of this Award Agreement.

EXHIBIT A
PERFORMANCE AND SERVICE-BASED VESTING CONDITIONS

1.
PERFORMANCE CONDITIONS. The Performance Option shall vest and become exercisable based on the extent to which (a) the Performance Goal is attained in the Performance Period in accordance with the table and the definitions set forth below, and (b) you are in active Service from the Date of Grant through the Vesting Date set forth in Section 2 of this Exhibit A, except as otherwise may be set forth in the Award Agreement.

2.
SERVICE CONDITIONS. 100% of the Eligible Performance Options shall vest and become exercisable on April 30, 2018 and for which the Committee has determined the level of attainment of the Performance Goal (the "Vesting Date").

Performance Goal	Performance Period	Performance Goal Attainment Level*	Performance Goal Attainment Factor*
Relative TSR (as defined below)	4/1/2016 - 3/31/2018	Less than 0.5%	0%
		0.5%	100%
		1%	102.5%
		2%	105%
		3%	107.5%
		4%	110%
		5%	112.5%
		6%	115%
		7%	117.5%
		8%	120%
		9%	122.5%
		10%	125%
		11%	127.5%
		12%	130%
		13%	132.5%
		14%	135%
		15%	137.5%
		16%	140%
		17%	142.5%
		18%	145.0%
		19%	147.5%
		20%	150%
		21%	152.5%
		22%	155%
		23%	157.5%
		24%	160%
		25%	162.5%

Performance Goal	Performance Period	Performance Goal Attainment Level*	Performance Goal Attainment Factor*
		26%	165%
		27%	167.5%
		28%	170%
		29%	172.5%
		30%	175%
		31%	177.5%
		32%	180%
		33%	182.5%
		34%	185%
		35%	187.5%
		36%	190%
		37%	192.5%
		38%	195%
		39%	197.5%
		40%	200%

*As set forth in the table above, for every one whole percentage point that the Relative TSR is a positive number between 1% and the maximum Performance Goal Attainment Level of 40%, an additional number of Performance Options equal to 2.5% of the Target Award will become Eligible Performance Options.

3.	CERTAIN DEFINITIONS. Whenever used herein, including in the table above, the following terms shall have the meanings set forth below:

a.
"BEGINNING STOCK PRICE" means the average of the closing prices of the Stock or the shares of the stock of the companies comprising the Benchmark, as applicable, for the ninety (90) calendar days ending on the trading date immediately preceding the first day of the Performance Period.

b.	"BENCHMARK" means the Russell 2000 Index or any successor index that may be selected by the Committee.

c.
"ELIGIBLE PERFORMANCE OPTIONS" means a number of Performance Options equal to the product of (a) the Target Award multiplied by (b) the Performance Goal Attainment Factor, rounded down to the nearest whole Performance Option, and which represent the number of Performance Options that become eligible to vest based on your continued Service through the Vesting Date set forth in Section 2 of this Exhibit A. Where attainment of the Performance Goal is at a level that is between the Performance Goal Attainment Levels specified in the table above, the Eligible Performance Options will be determined based on a straight-line interpolation of the Performance Goal Attainment Factor between the two Performance Goal Attainment Levels, rounded to the nearest 0.1%.

d.
"ENDING STOCK PRICE" means the average of the closing price of the Stock or the shares of the stock of the companies comprising the Benchmark, as applicable, for the last ninety (90) calendar days up to and including the last day of the Performance Period.

e.	"PERFORMANCE GOAL" means Relative TSR, as defined below.

f.
"PERFORMANCE GOAL ATTAINMENT FACTOR" means the percentage set forth in the table above representing the multiplier that is applied to the Target Award to determine the number of Performance Options that become Eligible Performance Options based on the corresponding Performance Goal Attainment Level.

g.	"PERFORMANCE GOAL ATTAINMENT LEVEL" means the percentage point amount set forth in the table above representing the attainment level of the Performance Goal.

h.
"PERFORMANCE PERIOD" means the fiscal period(s) set forth in the table above, at the end of which attainment of the Performance Goal will be assessed in order to determine whether and to what extent the Performance Options subject to the Performance Period will become Eligible Performance Options.

i.	"RELATIVE TSR" means the Company’s TSR minus the Benchmark’s TSR during the Performance Period.

j.
"TARGET AWARD" means the target number of Performance Options, as identified in the Grant Notice, in which you shall be eligible to vest based on achievement of the Performance Goal at a Performance Goal Attainment Level which corresponds to a Performance Goal Attainment Factor of 100%.

k.
"TSR" means total shareholder return which is calculated by the quotient of (i) the Ending Stock Price minus the Beginning Stock Price during the Performance Period, divided by (ii) the Beginning Stock Price. The stock prices reflected in the calculation of TSR shall be adjusted to reflect stock splits during the Performance Period.

RETAILMENOT, INC.
2013 EQUITY INCENTIVE PLAN
GLOBAL STOCK OPTION AWARD AGREEMENT
COUNTRY ADDENDUM

The additional terms and conditions set forth below are specifically incorporated into the Global Stock Option Award Agreement. These terms and conditions govern the Option granted to you under the Plan if you are working in one of the countries listed below. If you are a citizen or a resident of a country other than the one in which you are currently working or move to another country after the Date of Grant, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to you. Due to the complexities of legal, regulatory and tax issues, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your individual situation, or if you have any questions regarding the terms and conditions contained herein. Certain capitalized terms used but not defined in this Addendum have the meanings set forth in the Plan, the Grant Notice and/or the Award Agreement.

ALL NON-U.S. JURISDICTIONS
Definition of Disability
If you are on the payroll of a Participating Company outside of the United States, for purposes of the Award Agreement the following provision shall replace the definition of “Disability” set forth in the Plan:

“Disability” shall mean your inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. The Company shall have sole discretion to decide whether you have presented sufficient proof that you have a Disability as defined herein.

ARGENTINA

Securities Law Legend
You understand that neither the grant of this Option nor the purchase of Stock constitute a public offering as defined by the Law 17,811, or any other Argentine law. The offering of this Option is a private placement. As such, the offering is not subject to the supervision of any Argentine governmental authority.

Exchange Control Acknowledgment
You acknowledge that it is your responsibility to comply with any and all Argentine currency exchange restrictions, approvals and reporting requirements in connection with the Option including, without limitation, your exercise of the Option, your receipt of proceeds from the sale of Stock acquired upon exercise and remittance of such proceeds into Argentina.

AUSTRALIA

Restriction on Exercise
By accepting this Option, you acknowledge and agree that for each vesting date set forth in your Grant Notice, if the value of the Company’s Stock per share is equal to or less than the exercise price of the Option (i.e., the Option is “underwater” on the vesting date), you will not be permitted to exercise the Option. Each portion of your Option that vests on a particular vesting date may only be exercised starting on the Nasdaq Global Select Market trading day following that vesting date on which the Fair Market Value per share of Stock has exceeded the exercise price for a period of ten (10) consecutive trading days. Furthermore, notwithstanding the Option Expiration Date set forth in the Award Agreement, this Option shall automatically expire in the event that the Option has not become exercisable pursuant to the preceding sentence within six (6) years and 11 (eleven) months following the Date of Grant. For the avoidance of doubt, this entire provision applies equally to any unvested Options held by you if you transfer to Australia after the grant of the Option, unless otherwise determined by the Company in its sole discretion.

Securities Law Acknowledgment
If you acquire Stock pursuant to the exercise of the Option and you offer the shares of Stock for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. You acknowledge that you should obtain legal advice on disclosure obligations prior to making any such offer.

BRAZIL

Compliance and Nature of Award Acknowledgement
By accepting this Option, you agree to comply with all applicable Brazilian laws and pay any and all applicable taxes associated with the exercise of the Option and the sale of the Stock obtained pursuant to the exercise of the Option. You further agree that, for all legal purposes, (a) the benefits provided under the Plan are the result of commercial transactions unrelated to your employment; (b) the Plan is not a part of the terms and conditions of your employment; and (c) the income from the Option, if any, is not part of your remuneration from employment.

CANADA

Method of Payment
This provision supplements Section 2.2 of the Award Agreement:

For Canadian tax law reasons, you are prohibited from exercising the Option by means of a Stock Tender Exercise and from tendering shares of the Company’s Stock to pay any Tax-Related Items in connection with this Option.

Repurchase of Stock
The Company waives any right it may have to repurchase any Stock you acquire through exercise of your Options until such Stock has been held by you for a minimum of two years from the date of the exercise of this Option.

Termination of Service
The following provision replaces Section 4.1 of the Award Agreement:

Subject to earlier termination of this Option as otherwise provided herein and unless otherwise provided in the Grant Notice, this Option shall be exercisable after your termination of Service with the Company or any Participating Company only during the applicable time period determined in accordance with this Section and thereafter shall terminate. Further, for purposes of the Option, your Service will be considered terminated as of (a) the date that you cease active Service, or, at the discretion of the Company, (b) the date upon which you receive written notice of termination from the Employer, if earlier than (a), in each case regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to statutory law, regulatory law and/or common law); the Company shall have the exclusive discretion to determine when you are no longer actively providing Service for purposes of the Option (including whether you may still be considered to be providing Service while on a leave of absence).

Securities Law Legend
You are permitted to sell shares of Stock acquired through the Plan through the Company’s designated broker, if any, provided the resale of Stock acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the shares are listed.

The following provisions apply to you if you are resident in Quebec:

Language Consent
The parties acknowledge that it is their express wish that this Award Agreement, as well as all documents, notices and legal proceeds entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be provided to them in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Data Privacy Consent
This provision supplements Section 15 of the Award Agreement:

You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company, the Employer and any Participating Company to disclose and discuss the Plan with their advisors. You further authorize the Company, the Employer and Participating Company to record such information and to keep such information in your employee file.

CHILE

Securities Law Legend

Neither the Company, Options nor the shares of Stock issued upon exercise of the Options are registered with the Chilean Registry of Securities or under the control of the Chilean Superintendence of Securities.

CHINA

Method of Exercise
This provision supplements Section 2.2 of the Award Agreement:

Due to regulatory requirements and notwithstanding any terms or conditions of the Plan to the contrary, you will be restricted to the cashless sell-all method of exercise with respect to the Option. To complete a cashless sell-all exercise, you understand that you should instruct the Company’s designated broker to: (a) sell all of the shares of Stock issued upon exercise; (b) use the proceeds to pay the exercise price, brokerage fees and any applicable Tax-Related Items; and (c) remit the balance in cash to you. In the event of changes in regulatory requirements, the Company reserves the right to eliminate the cashless sell-all method of exercise requirement and, in its sole discretion, to permit cash exercise or cashless sell-to-cover exercise.

The following provisions govern your participation in the Plan if you are a national of the People’s Republic of China (“PRC”) and resident in mainland China. Notwithstanding the foregoing, the Company reserves the right to apply any or all of the foregoing provisions to individuals who are not PRC nationals to the extent it determines such is necessary or advisable:

Exercisability of Option
Notwithstanding any provision of the Plan or the Award Agreement, this Option may not be exercised until such time as all necessary exchange control and other approvals from the PRC State Administration of Foreign Exchange or its local counterpart (“SAFE”) have been received under applicable exchange control rules for Options granted under the Plan. Once SAFE approval has been received and provided you are then providing Service, you will receive vesting credit for that portion of the Option that would have vested prior to obtaining SAFE approval, if applicable, and the remaining portion of the Option will vest in accordance with the vesting schedule in the Grant Notice. If the Option Expiration Date occurs prior to the receipt of SAFE approval, your Option will be forfeited.
Further, notwithstanding any terms or conditions of the Plan or the Award Agreement to the contrary, you understand and agree that upon termination of your Service with the Company (including its Participating Companies) for any reason whatsoever, you (or, in the event of your death, your legal representative) will be permitted to exercise any unexercised Options for the shorter of the post-termination exercise period (if any) set forth in the Award Agreement and six (6) months following the termination of your Service, or within any other timeframe as may be required or permitted by SAFE or by the Company, but in any event no later than the Option Expiration Date. Any unexercised portion of this Option shall immediately expire after this time.

Exchange Control Restrictions
You understand and agree that, pursuant to local exchange control requirements, you will be required to repatriate the cash proceeds from the cashless sell-all exercise of your Options to China. You understand that, under local law, such repatriation of your cash proceeds will need to be effected through a special exchange control account established by a Participating Company in China and you hereby consent and agree that any proceeds from the sale of any shares of Stock you acquire may be transferred to such special account prior to being delivered to you. Proceeds may be paid in U.S. dollars or local currency, at the Company’s discretion. If the proceeds are paid in U.S. dollars, you understand that you may be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are converted to local currency, you acknowledge that the Company is under no obligation to secure any currency conversion rate, and that it may face delays in converting the proceeds to local currency due to exchange control restrictions in China. You understand and agree that the Company is not responsible for the amount of any loss you may incur due to foreign exchange rate changes and that the Company assumes no liability for any fluctuations in any applicable exchange rate; you bear the risk of any currency conversion rate fluctuation between the date that any cash proceeds are realized by you at exercise of the Option and the date of conversion of the cash proceeds to local currency.

You further agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

Finally, you acknowledge and agree that the Company’s offer of participation in the Plan to you is contingent upon your agreement to abide by the restrictions set forth herein and that any violation of these restrictions will constitute a material breach of the terms of this Award Agreement, which will affect your ability to participate in the Plan.

FRANCE

Consent to Receive Information in English
By accepting this Option, you confirm having read and understood the Plan and Award Agreement which were provided in the English language. You accept the terms of those documents accordingly.

En acceptant l’option d’achat d’actions, vous confirmez avoir lu et compris le Plan et l’Accord, qui ont été fournis en langue anglaise. Vous acceptez les termes de ces documents en connaissance de cause.
GERMANY

There are no country-specific terms or conditions.
INDIA

Method of Payment
This provision supplements Section 2.2 of the Award Agreement:

You may pay the exercise price in cash or through a cashless sell-all method of exercise whereby you instruct the Company’s designated broker to sell all of the shares of Stock issued upon exercise, use the proceeds to pay the exercise price, brokerage fees and any applicable Tax-Related Items and remit the balance in cash to you. However, due to exchange control laws, you will not be permitted to pay the exercise price by using the cashless sell-to-cover method of exercise, whereby you instruct the broker to sell a sufficient number of shares of Stock to cover the exercise price, brokerage fees and any applicable Tax-Related Items, and you receive only the remaining shares of Stock subject to the exercised Option. In the event of changes in exchange control laws, the Company reserves the right to permit cashless sell-to-cover exercises.

Exchange Control Restrictions
Regardless of what method of payment is used to acquire Stock, you must repatriate all proceeds received from the sale of Stock to India within a reasonable time following the sale (i.e., within ninety (90) days). You must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Employer requests proof of repatriation. It is your responsibility to comply with applicable exchange control laws in India.

ITALY

Method of Payment
This provision supplements Section 2.2 of the Award Agreement:

Due to regulatory requirements and notwithstanding any terms or conditions of the Plan to the contrary, you will be restricted to the cashless sell-all method of exercise with respect to your Options. To complete a cashless sell-all exercise, you should instruct the Company’s designated broker to: (a) sell all of the Stock issued upon exercise; (b) use the proceeds to pay the exercise price, brokerage fees and any applicable Tax-Related Items; and (c) remit the balance in cash to you. In the event of changes in regulatory requirements, the Company reserves the right to eliminate the cashless sell-all method of exercise requirement and, in its sole discretion, to permit cash exercise or cashless sell-to-cover exercise.

Data Privacy Notice
The following provision replaces Section 15 of the Award Agreement in its entirety:

You understand that the Employer, the Company and any of its Participating Companies may hold certain personal information about you, including your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of this Option or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of managing and administering the Plan (collectively, “Data”).

You also understand that providing the Company with the Data is necessary for the performance of the Plan and that your refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan. The Controller of personal data processing is RetailMeNot, Inc., with registered offices at 301 Congress Avenue, Suite 700, Austin, Texas 78701, U.S.A., and, pursuant to Legislative Decree no. 196/2003, its representative is your Employer in Italy. You understand that your Data will not be publicized, but it may be transferred to Fidelity Stock Plan Services, banks, other financial institutions or brokers involved in the management and administration of the Plan. You further understand that the Company and/or its Participating Company will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and that the Company and/or its Participating Company may each further transfer Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer to Fidelity Stock Plan Services or another third party with whom you may elect to deposit any shares of Stock acquired under the Plan. Such recipients may receive, possess, use, retain and transfer the Data in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan. You understand that these recipients may be located in the European Economic Area, or elsewhere, such as the United States. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete your Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.

You understand that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of your Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require your consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan. You understand that, pursuant to Section 7 of the Legislative Decree no. 196/2003, you have the right to, including but not limited to, access, delete, update, ask for rectification of your Data and stop, for legitimate reason, the Data processing. Furthermore, you are aware that your Data will not be used for direct marketing purposes. In addition, the Data provided can be reviewed and questions or complaints can be addressed by contacting your human resources department.

Plan Document Acknowledgment
In accepting this Option, you acknowledge that you have received a copy of the Plan, the Grant Notice and the Award Agreement, have reviewed these documents in their entirety and fully understand and accept all provisions of the Plan, the Grant Notice and the Award Agreement.

You further acknowledge that you have read and specifically and expressly approve the following clauses in the Award Agreement: Section 3: Responsibility for Exercise; Section 4: Effect of Termination of Service; Section 6: Tax Withholding; Section 8: Transferability; Section 9: Option Not a Service Contract; Section 16: Nature of Grant; Section 18: Imposition of Other Requirements; Section 21: Language; Section 20: Governing Law and Venue; and the Data Privacy Notice and Method of Payment provisions in this section of the Addendum.

NETHERLANDS

There are no country-specific terms or conditions.

SPAIN

Nature of Grant
This provision supplements Section 4 and Section 16 of the Award Agreement:

By accepting the Options, you consent to participate in the Plan and acknowledge that you have received a copy of the Plan.

You understand that the Company has unilaterally, gratuitously, and in its sole discretion decided to grant Options under the Plan to individuals who may be Employees of the Company or Participating Companies throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or a Participating Company, other than to the extent set forth in the Award Agreement. Consequently, you understand that the Options are offered on the assumption and condition that the Options and any shares of Stock acquired as a result of the exercise of such Options under the Plan are not part of any employment contract with the Company, the Employer, or any Participating Company and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation), or any other right whatsoever. Further, you understand and agree that, except to the extent expressly permitted under Section 4 of the Award Agreement, the Options will be cancelled without entitlement to shares of Stock or to any amount as indemnification if you terminate employment by reason of, including, but not limited to: resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985.

You understand that this offer would not be made but for the assumptions and conditions referred to above; thus, you acknowledge and freely accept that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of or right to the Options shall be void.

Securities Law Legend
No “offer to the public,” as defined under Spanish Law, has taken place or will take place in the Spanish territory. Neither the Plan nor the Award Agreement has been registered with the Comisión Nacronal del Mercado de Valores and these documents do not constitute a public offering prospectus.

UNITED KINGDOM

Tax Obligations
The following supplements Section 6 of the Award Agreement:

If payment or withholding of the income tax due is not made within ninety (90) days of the event giving rise to the Tax-Related Items (the “Due Date”) or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, the amount of any uncollected income tax shall constitute a loan owed by you to the Company and/or your Employer, effective on the Due Date. You agree that the loan will bear interest at the then-current HM Revenue and Customs (“HMRC”) Official Rate, it will be immediately due and repayable, and the Company and/or your Employer may recover it at any time thereafter by any of the means referred to in Section 6 of the Award Agreement.

Notwithstanding the foregoing, if you are a director or executive officer (within the meaning of Section 13(k) of the Exchange Act) of the Company, the terms of this Section will not apply to you. In the event that Tax-Related Items are not collected from or paid by a director or executive officer of the Company by the Due Date, the amount of any uncollected income tax may constitute a benefit to such director or executive officer on which additional income tax and National Insurance Contributions may be payable. You acknowledge that you will be responsible for reporting and paying any income tax due on this additional benefit directly to the HMRC under the self-assessment regime and for reimbursing the Company and/or Employer the value of any employee National Insurance Contributions due on this additional benefit.

Joint Election for Transfer of Secondary Class 1 National Insurance Contributions
As a condition of participation in the Plan and the exercise of the Option, you agree to accept any liability for secondary Class 1 National Insurance contributions (the “Employer’s NICs”) which may be payable by the Company and/or the Employer in connection with the Options and any event giving rise to Tax-Related Items. Without limitation to the above, you agree to execute a joint election with the Company and/or the Employer (the “Joint Election”), the form of such Joint Election being formally approved by the HMRC, and any other consent or elections required to accomplish the transfer of the Employer’s NICs to you. You further agree to execute such other joint elections as may be required between yourself and any successor to the Company and/or the Employer. You further agree that the Company and/or the Employer may collect the Employer’s NICs by any of the means set forth in Section 6 of the Award Agreement. You agree to enter into a Joint Election prior to the exercise of the Option. Failure to do so may result in forfeiture of the Options.
UNITED STATES

If this Option is designated as an Incentive Stock Option in the Grant Notice:
1. The exercise price per share shall be not less than the Fair Market Value of a share of Stock on the Date of Grant, and no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the Date of Grant of this Option.
2. To the extent that the aggregate Fair Market Value (determined at the time of grant) of the shares of Stock with respect to which this Option plus all other Incentive Stock Options you hold are exercisable for the first time by you during any calendar year (granted under all stock plans of the Participating Company Group, including the Plan) exceeds one hundred thousand dollars (US$100,000), the portion of the Option(s) which exceeds such amount shall be treated as a Nonstatutory Stock Option.
3. The following replaces Section 8 of the Award Agreement:

This Option shall not be transferable except by will or the laws of decent and distribution and all rights with respect to this Option shall be exercisable during your lifetime only by you.

4. Any Incentive Stock Option granted to a Ten Percent Owner shall have a maximum term of five (5) years.